Item 77(i) - Terms of New or Amended Securities

AMENDMENT TO DECLARATION AND
AGREEMENT OF TRUST
In response to Sub-Item 77i(b), Amendment to
Declaration and Agreement of Trust, effective as of September 15, 2016, of Lord Abbett Securities Trust
(the "Trust"), a Delaware statutory trust, (i) the establishment of a new series of shares of the Trust to be designated the "Lord Abbett Global Core
Equity Fund;" and (ii) the establishment of the following classes of the Lord Abbett Global Core
Equity Fund: Class A, Class C, Class F, Class I,
Class R2, and Class R3, Class R4, Class R5, and
Class R6
The Amendment to the Declaration and Agreement of Trust is hereby attached as Item 77Q1(d).